Exhibit 2.2

AMENDMENT TO

ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of November 30, 2023, by and among ARTHUR J. GALLAGHER & CO., a Delaware corporation (“Gallagher”), ARTHUR J. GALLAGHER RISK MANAGEMENT SERVICES, LLC, a Delaware limited liability company (“Subsidiary”), THE EVANS AGENCY, LLC, a New York limited liability company (“Seller”), EVANS NATIONAL FINANCIAL SERVICES, LLC, a New York limited liability company (“Evans National”) and EVANS BANCORP, INC., a New York corporation registered as a financial holding company under the Bank Holding Company Act of 1956 (“Evans Bancorp”) (Evans National and Evans Bancorp collectively, the “Members”, and each individually, a “Member”). It is intended that this Amendment shall be a permanent and integral part of the Agreement (as defined below).

WHEREAS, the parties, previously entered into that certain Asset Purchase Agreement, dated as of November 7, 2023 (the “Purchase Agreement”);

WHEREAS, the parties desire to amend the Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as set forth below.

1.              Amendment to the Purchase Agreement. As of the Effective Date, the Purchase Agreement is hereby amended or modified as follows:

A.	Section 4(a)(i) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

In consideration of the conveyance, transfer and assignment of all of the Property to Subsidiary and the non-competition and other restrictive covenants set forth in Section 8(f) hereof, Gallagher will pay the Purchase Price. As used herein, the term “Purchase Price” shall include $40,000,000 payable as follows: (I) to Seller, cash in the amount of $38,000,000, less $2,377,000 (the “Holdback Amount”); and (II) to Escrow Agent, the Escrow Deposit. As used herein, the total of (I) and (II) shall be referred to as the “Initial Purchase Price”.

B.	The following Section 4(d) is added to the Purchase Agreement:

(d)    Holdback Amount

i.	Seller shall receive the Holdback Amount, or a portion thereof, following the second anniversary of the Closing Date (the “Anniversary Date”), in accordance with the terms set forth in Paragraph 4(d) of the Disclosure Schedule.

ii.	Subsidiary shall operate the Acquired Business in good faith and shall not, and shall cause the Acquired Business not to, directly or indirectly, take any action for the purpose of decreasing the Holdback Amount payable to Seller.

2.               Conflict. Wherever the terms and conditions of this Amendment and the terms and conditions of the Purchase Agreement conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Purchase Agreement.

3.               Effect of Amendment. The Purchase Agreement shall remain in full force and effect between the Parties, except as modified by the terms of this Amendment. On and after the Effective Date, each reference in the Purchase Agreement to “this Asset Purchase Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Purchase Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Purchase Agreement, will mean and be a reference to the Purchase Agreement as amended by this Amendment.

4.               Counterparts. This Amendment may be executed in one or more counterparts (including by means of facsimile, or other electronically scanned transmission), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

5.               Applicable Law. This Amendment shall be construed and interpreted under, and governed and enforced according to, the laws of the State of Delaware, without giving effect to the conflict of laws and rules thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

ARTHUR J. GALLAGHER & CO.

By:	/s/ Michael R. Pesch
Name:	Michael R. Pesch
Title:	Vice President

Arthur J. Gallagher Risk Management Services, LLC

By:	/s/ M. Keith Barton
Name:	M. Keith Barton
Title:	Vice President and Chief Financial Officer

the evans agency, LLC

By:	/s/ Aaron M. Whitehouse
Name:	Aaron M. Whitehouse
Title:	President

Evans national financial services, llc

By:	/s/ David J. Nasca
Name:	David J. Nasca
Title:	President and Chief Executive Officer

evans bancorp, inc.

By:	/s/ David J. Nasca
Name:	David J. Nasca
Title:	President and Chief Executive Officer

[Signature Page to Amendment to the Asset Purchase Agreement]